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                     SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, DC 20549

                                 FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                               THE KROGER CO.
           (Exact name of registrant as specified in its charter)

            OHIO                                          31-0345740
   (State of incorporation                              (IRS Employer
      or organization)                               Identification No.)

   1014 Vine Street, Cincinnati, Ohio 45202
   (address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:

          Title Of Each Class                 Name Of Each Exchange On Which
          To Be So Registered                 Each Class Is To Be Registered

    Preferred Stock Purchase Rights              New York Stock Exchange

Securities to be registered pursuant to Section 12 (g) of the Act:

                                    None

                              (Title of Class)


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
     This Form 8-A/A amends and supplements the Form 8-A (the "Form 8-A") filed by The Kroger Co. (the "Company") on March 6, 1986 as amended on January 17, 1996, by a Form 8-A/A, with respect to Common Stock Purchase Rights, and as amended on April 4, 1997, by a Form 8-A/A with respect to Preferred Stock Purchase Rights (the "April 4, 1997 Form 8-A/A").

ITEM 1.   Description of Securities to be Registered.
          ------------------------------------------

     Item 1 of the April 4, 1997 Form 8-A/A is hereby amended by adding the following paragraph at the end of Item 1 of the April 4, 1997 Form 8-A/A:

     On October 18, 1998, the Company executed a stock option agreement with Fred Meyer, Inc., a Delaware corporation ("Fred Meyer"), pursuant to which the Company issued an option to purchase shares of common stock, par value $1.00 per share, of the Company (the "Common Stock") to Fred Meyer. On October 18, 1998, the Company and The Bank of New York executed an Amendment (the "Amendment") to the Amended and Restated Rights Agreement, dated as of April 4, 1997 (the "Rights Agreement"). The Amendment provides that Fred Meyer shall not be deemed to be an Acquiring Person (as defined in the Amendment) to the extent that Fred Meyer becomes the Beneficial Owner (as defined in the Amendment) of shares of Common Stock solely by reason of (i) the execution of the Stock Option Agreement or (ii) the consummation of the transactions contemplated by the Stock Option Agreement in accordance with the terms thereof. The Amendment also provides that no Distribution Date (as defined in the Amendment), Stock Acquisition Date (as defined in the Amendment) or any other event which would result in the Rights becoming exercisable shall occur or be deemed to occur, in either case solely by reason of the execution of the Stock Option Agreement or the announcement or consummation of the transactions contemplated thereby.

     The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit 2 and is incorporated herein by reference, and to the Amended and Restated Rights Agreement attached as Exhibit 1 to the Form 8-A/A filed by The Kroger Co. on April 4, 1997 and incorporated herein by reference.

ITEM 2.   Exhibits.
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           1.    Form of Amended and Restated Rights Agreement, dated as of
                 April 4, 1997, between The Kroger Co. and The Bank of New York, as Rights Agent. Incorporated by reference to
                 Exhibit 1 of The Kroger Co.'s Form 8-A/A for registration of certain classes of securities, dated April 4, 1997, File No. 1-303.

           2. Amendment No. 1 to the Amended and Restated Rights Agreement dated as of October 18, 1998.

                                 SIGNATURE
                                 ---------

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.

                             The Kroger Co.
                             (Registrant)

                             By:   /s/ Paul W. Heldman
                                  ---------------------------------------
                                  Name:  Paul W. Heldman
                                  Title: Senior Vice President, Secretary and
                                         General Counsel


October 27, 1998

                               EXHIBIT INDEX

     Exhibit     Description
     -------     -----------

     1. Form of Amended and Restated Rights Agreement, dated as of April 4, 1997, between The Kroger Co. and The Bank of New York, as Rights Agent. Incorporated by reference to
                 Exhibit 1 of The Kroger Co.'s Form 8-A/A for registration of certain classes of securities, dated April 4, 1997, File No. 1-303.

     2. Amendment No. 1 to the Amended and Restated Rights Agreement dated as of October 18, 1998.